UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) —April 15, 2005

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 296-4004

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Former name or former address, if changed since last report)

Item 1.01          Entry into a Material Definitive Agreement.

On April 15, 2005, Assured Guaranty Ltd. (“AGL”) and certain of its subsidiaries entered into a $300.0 million three-year unsecured revolving credit facility (the “$300.0 million credit facility”) with a syndicate of banks, for which ABN AMRO Incorporated and Bank of America, N.A. acted as lead arrangers and KeyBank National Association (“KeyBank”) acted as syndication agent.  Under the $300.0 million credit facility, each of Assured Guaranty Corp. (“AGC”), Assured Guaranty (UK) Ltd. (“AG (UK)”) and, subject to Assured Guaranty Re International Ltd. (“AGRI”) and Assured Guaranty Re Overseas Ltd. (“AGRO”) entering into the guaranties discussed below, AGL, AGRI and AGRO are entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower.

Of the $300.0 million available to be borrowed, no more than $100.0 million may be borrowed by AGL, AGRI or AGRO, individually or in the aggregate, and no more than $12.5 million may be borrowed by AG (UK).  The stated amount of all outstanding letters of credit and the amount of all unpaid drawings in respect of all letters of credit cannot, in the aggregate, exceed $100.0 million.

The proceeds of the loans and letters of credit are to be used for the working capital and other general corporate purposes of the borrowers and to support reinsurance transactions.

At the closing of the $300.0 million credit facility, (i) AGC guaranteed the obligations of AG (UK) under such facility, (ii) AGL guaranteed the obligations of AGRI and AGRO under such facility and agreed that, if the Company Consolidated Assets (as defined in the related credit agreement) of AGC and its subsidiaries were to fall below $1.2 billion, it would, within 15 days, guarantee the obligations of AGC and AG (UK) under such facility and (iii) Assured Guaranty Overseas US Holdings Inc., as a Material Non-AGC Subsidiary (as defined in the related credit agreement), guaranteed the obligations of AGL, AGRI and AGRO under such facility.  It was further agreed that none of AGL, AGRI or AGRO would be able to borrow under the $300.0 million credit facility until AGRI and AGRO, as Material Non-AGC Subsidiaries, have both guaranteed the obligations of the other and of AGL under such facility.

The $300.0 million credit facility’s financial covenants require that AGL (a) maintain a minimum net worth of $1.2 billion, (b) maintain an interest coverage ratio of at least 2.5:1, and (c) maintain a maximum debt-to-capital ratio of 30%.  In addition, the $300.0 million credit facility requires that AGC: (x) maintain qualified statutory capital of at least 80% of its statutory capital as of the fiscal quarter prior to the closing date of the facility and (y) maintain a ratio of aggregate net par outstanding to qualified statutory capital of not more than 150:1.  Furthermore, the $300.0 million credit facility contains restrictions on AGL and its subsidiaries, including, among other things, in respect of their ability to incur debt, permit liens, become liable in respect of guaranties, make loans or investments, pay dividends or make distributions, dissolve or become party to a merger, consolidation or acquisition, dispose of assets or enter into affiliate transactions.  Most of these restrictions are subject to certain minimum thresholds and exceptions.  A default by one borrower will give rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding.

The $300.0 million credit facility is intended to replace (1) a $250.0 million 364-day credit facility (the “$250.0 million credit facility”) with a syndicate of banks, for which ABN AMRO

Incorporated and Bank of America acted as co-arrangers, and to which each of AGL, AGC and AG (UK) were a party, as borrower and (2) a standby letter of credit agreement (the “LOC Agreement”) among KeyBank, AGL, AGRI and AGRO.

The $250.0 million credit facility, which was terminated as of the closing of the $300.0 million credit facility, had been available for general corporate purposes, and any amounts outstanding under the facility at its expiration would have been due and payable one year following the facility’s expiry.  No amounts had been borrowed during the term of this facility.  Under the $250.0 million credit facility, AGC had been able to borrow up to $250.0 million, AGL had a borrowing limit not to exceed $50.0 million, and AG (UK) had a borrowing limit not to exceed $12.5 million.  The $250.0 million credit facility’s financial covenants required that AGL: (a) maintain a minimum net worth of 75% of its pro forma net worth (determined as of the first required reporting date under the facility), (b) maintain an interest coverage ratio of at least 2.5:1, and (c) maintain a maximum debt-to-capital ratio of 30%.  In addition, the $250.0 million credit facility required that AGC: (x) maintain qualified statutory capital of at least 80% of its statutory capital as of the fiscal quarter prior to the closing date of the facility, (y) maintain a ratio of aggregate net par outstanding to qualified statutory capital of not more than 150:1, and (z) maintain a maximum debt-to-capital ratio of 35%.  A default by one borrower would have given rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding.

Under the LOC Agreement, KeyBank could have issued up to an aggregate of $50.0 million in letters of credit on behalf of AGL, AGRI and AGRO.  KeyBank has issued two letters of credit, both on behalf of AGRO, with an aggregate stated amount of approximately $20.7 million.  The parties to the LOC Agreement have agreed that, notwithstanding the LOC Agreement, which, by its terms, expires on April 28, 2005, no additional letters of credit would be issued, extended or renewed from and after the date of the closing of the $300.0 million credit facility and letters of credit that were outstanding on such date will, unless cancelled and surrendered by the respective beneficiaries thereof, remain outstanding until their respective stated expiration dates of December 31, 2005.

The obligations of AGL, AGRI and AGRO under the LOC Agreement are joint and several. The letters of credit will be used to satisfy AGRI’s or AGRO’s obligations under certain reinsurance agreements and for general corporate purposes.  The LOC Agreement contains covenants that limit debt, liens, guaranties, loans and investments, dividends, liquidations, mergers, consolidations, acquisitions, sales of assets or subsidiaries and affiliate transactions.  Most of these restrictions are subject to certain minimum thresholds and exceptions. The LOC Agreement also contains financial covenants that require AGL: (i) to maintain a maximum debt-to-capital ratio of 30%; (ii) to maintain a minimum net worth of 75% of its net worth as of June 30, 2004; and (iii) to maintain an interest coverage ratio of at least 2.5:1.  In addition, the LOC Agreement provides that the obligations of the borrowers under the agreement may be accelerated upon an event of default.

Item 1.02                             Termination of a Material Definitive Agreement

See Item 1.01 above which is hereby incorporated herein by reference.

Item 2.03                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Assured Guaranty Ltd.

By:	/s/ James M. Michener
James M. Michener
General Counsel and
Secretary

DATE:    April 20, 2005